\                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. __________) *

                            NETSOL TECHNOLOGIES, INC.
                            -------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    64115A105
                                    ---------
                                 (CUSIP Number)

                                February 21, 2003
                                -----------------
              Date of Event which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [x] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  64115A105                 13G                      PAGE 2 OF 9 PAGES

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

      DCD Holdings Limited

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                             (A) [ ]
                                                                      (B) [ ]
      Inapplicable
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Channel Islands
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
   NUMBER OF
    SHARES            4,100,000 shares (1)
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY      6    SHARED VOTING POWER
     EACH
   REPORTING          0 shares
    PERSON       ---------------------------------------------------------------
     WITH        7    SOLE DISPOSITIVE POWER

                      4,100,000 shares (1)
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                      0 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,100,000 shares (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      16.0%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      CO
--------------------------------------------------------------------------------

(1) Includes 2,750,000 shares underlying warrants that are currently exercisable.

CUSIP NO.  64115A105                 13G                      PAGE 3 OF 9 PAGES

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

      Ahmed Randeree

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                             (A) [ ]
                                                                      (B) [ ]
      Inapplicable
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
   NUMBER OF
    SHARES            0 shares
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY      6    SHARED VOTING POWER
     EACH
   REPORTING          2,050,000 shares (1)
    PERSON       ---------------------------------------------------------------
     WITH        7    SOLE DISPOSITIVE POWER

                      0 shares
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                      2,050,000 shares (1)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,050,000 shares (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.5%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

(1) Includes 1,375,000 shares underlying warrants that are currently exercisable.

CUSIP NO.  64115A105                 13G                      PAGE 4 OF 9 PAGES

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

      Nicholas St. Clair Morgan
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                             (A) [ ]
                                                                      (B) [ ]
      Inapplicable
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
   NUMBER OF
    SHARES            0 shares
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY      6    SHARED VOTING POWER
     EACH
   REPORTING          2,050,000 shares (1)
    PERSON       ---------------------------------------------------------------
     WITH        7    SOLE DISPOSITIVE POWER

                      0 shares
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                      2,050,000 shares (1)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,050,000 shares (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.5%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN
--------------------------------------------------------------------------------

(1) Includes 1,375,000 shares underlying warrants that are currently exercisable.

CUSIP NO.  64115A105                 13G                      PAGE 5 OF 9 PAGES

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

      The Randeree Family Trust

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                             (A) [ ]
                                                                      (B) [ ]
      Inapplicable
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
   NUMBER OF
    SHARES            0 shares
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY      6    SHARED VOTING POWER
     EACH
   REPORTING          2,050,000 shares (1)
    PERSON       ---------------------------------------------------------------
     WITH        7    SOLE DISPOSITIVE POWER

                      0 shares
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                      2,050,000 shares (1)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,050,000 shares (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.5%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      OO
--------------------------------------------------------------------------------

(1) Includes 1,375,000 shares underlying warrants that are currently exercisable.

CUSIP NO.  64115A105                 13G                      PAGE 6 OF 9 PAGES

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

      The Morgan Family Trust

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       (See Instructions)                                             (A) [ ]
                                                                      (B) [ ]
      Inapplicable

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom
--------------------------------------------------------------------------------
                 5    SOLE VOTING POWER
   NUMBER OF
    SHARES            0 shares
 BENEFICIALLY    ---------------------------------------------------------------
   OWNED BY      6    SHARED VOTING POWER
     EACH
   REPORTING          2,050,000 shares (1)
    PERSON       ---------------------------------------------------------------
     WITH        7    SOLE DISPOSITIVE POWER

                      0 shares
                 ---------------------------------------------------------------
                 8    SHARED DISPOSITIVE POWER

                      2,050,000 shares (1)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,050,000 shares (1)

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (See Instructions)


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.5%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)


      OO
--------------------------------------------------------------------------------

(1) Includes 1,375,000 shares underlying warrants that are currently exercisable.

ITEM 1.

      (A)   NAME OF ISSUER - NetSol Technologies, Inc.

      (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES - 24011 Ventura Blvd., Suite 101, Calabasas, CA 91302.

ITEM 2.

      (A) NAMES OF PERSON FILING - DCD Holdings Limited, The Morgan Family Trust, Nicholas St. Clair Morgan, The Randeree Family Trust and Shabir Ahmed Randeree

      (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE - P.O. Box 303, Chancery Chambers, 8 Duhamel Place, St. Heiler, Jersey, Channel Islands JE4 8UN

      (C) CITIZENSHIP OR PLACE OF ORGANIZATION - All persons filing are citizens of or are organized in the United Kingdom except for DCD Holdings Limited, which is organized in the Channel Islands.

      (D)   TITLE OF CLASS OF SECURITIES - Common Stock

      (E)   CUSIP NUMBER - 64115A105

ITEM 3.

      (a)   [ ]   Broker or Dealer registered under Section 15 of the Act

      (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

      (c)   [ ]   Insurance Company as defined in section 3(a)(19) of the act

      (d)   [ ]   Investment Company registered under section 8 of the
            Investment Company Act

      (e)   [ ]   Investment Adviser registered under section 203 of the
            Investment Advisers Act of 1940

      (f)   [ ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-l(b)(l)(ii)(F)

      (g)   [ ]   Parent Holding Company, in accordance with Section
            240.13d-l(b)(ii)(G) (Note: See Item 7)

      (h)   [ ]   Group, in accordance with Section 240.13d-l(b)(l)(ii)(J)

ITEM 4. OWNERSHIP

      (A) AMOUNT BENEFICIALLY OWNED - DCD Holdings Limited ("DCD") and its board of directors have the sole power to vote or direct the vote and to dispose or direct the disposition of, and therefore beneficially own, 4,100,000 shares of common stock, which includes 2,750,000 shares underlying warrants that are currently exercisable. Each of The Morgan Family Trust and The Randeree Family Trust holds a fifty percent ownership interest in DCD and is represented on its board of directors. Nicholas St. Clair Morgan serves as trustee of The Morgan Family Trust, and Ahmed Randeree serves as trustee of The Randeree Family Trust. Each of The Morgan Family Trust, Mr. Morgan, The Randeree Family Trust and Mr. Randeree has shared power to vote or direct the vote and to dispose or direct the disposition of 2,050,000 shares, which includes 1,375,000 shares underlying warrants that are currently exercisable, although each of them disclaims beneficial ownership except to the extent of its or his, as the case may be, pecuniary interest therein.

      (B) PERCENT OF CLASS - The shares of common stock beneficially owned in the aggregate by DCD represent approximately 16.0% of such class, which is based upon 22,861,909 shares of common stock outstanding as of February 21, 2003.

      (C)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE - DCD Holdings Limited has the sole power to vote or to direct the vote of 4,100,000 shares of common stock, which includes 2,750,000 shares underlying warrants that are currently exercisable.

            (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE - Each of The Morgan Family Trust and Nicholas St. Clair Morgan shares the power to vote or direct the vote of 2,050,000 shares of common stock, which includes 1,375,000 shares underlying warrants that are currently exercisable. Each of The Randeree Family Trust and Ahmed Randeree shares the power to vote or direct the vote of 2,050,000 shares of common stock, which includes 1,375,000 shares underlying warrants that are currently exercisable.

            (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF - DCD
                  Holdings Limited has the sole power to dispose or direct the disposition of 4,100,000 shares of common stock, which includes 2,750,000 shares underlying warrants that are currently exercisable.

            (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF - Each of The Morgan Family Trust and

                  Nicholas St. Clair Morgan shares the power to dispose or direct the disposition of 2,050,000 shares of common stock, which includes 1,375,000 shares underlying warrants that are currently exercisable. Each of The Randeree Family Trust and Ahmed Randeree shares the power to dispose or direct the disposition of 2,050,000 shares of common stock, which includes 1,375,000 shares underlying warrants that are currently exercisable.

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS

            If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of security, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON

      Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Inapplicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Inapplicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Inapplicable.

ITEM 10. CERTIFICATION

      Inapplicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  March 3, 2003             DCD Holdings Limited

                                 Signature:  /s/ SHABIR AHMED RANDAREE
                                           ----------------------------------
                                 Name:     Shabir Ahmed Randeree
                                 Title:    Director

                                 Signature:  /s/ AHMED RANDAREE
                                           ----------------------------------
                                 Name:     Ahmed Randeree

                                 Signature:  /s/ NICHOLAS ST. CLAIR MORGAN
                                           ----------------------------------
                                 Name:     Nicholas St. Clair Morgan

                                 The Randeree Family Trust

                                 Signature:  /s/ AHMED RANDAREE
                                           ----------------------------------
                                 Name:     Ahmed Randeree
                                 Title:    Trustee

                                 The Morgan Family Trust

                                 Signature:  /s/ NICHOLAS ST. CLAIR MORGAN
                                           ----------------------------------
                                 Name:     Nicholas St. Clair Morgan
                                 Title:    Trustee

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    Exhibit A

                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G


      Shabir Ahmed Randeree and Nicholas St. Clair Morgan, individually and as trustees of The Randeree Family Trust and The Morgan Family Trust, respectively, agree that the Schedule 13G dated March 3, 2003 regarding NetSol Technologies, Inc. has been filed on behalf of each of The Randeree Family Trust, The Morgan Family Trust, Ahmed Randeree and Nicholas St. Clair Morgan as of March 3, 2003.

                                 Signature:  /s/ AHMED RANDAREE
                                           ----------------------------------
                                 Name:     Ahmed Randeree

                                 Signature:  /s/ NICHOLAS ST. CLAIR MORGAN
                                           ----------------------------------
                                 Name:     Nicholas St. Clair Morgan


                                 The Randeree Family Trust

                                 Signature:  /s/ AHMED RANDAREE
                                           ----------------------------------
                                 Name:     Ahmed Randeree
                                 Title:    Trustee

                                 The Morgan Family Trust

                                 Signature:  /s/ NICHOLAS ST. CLAIR MORGAN
                                           ----------------------------------
                                 Name:     Nicholas St. Clair Morgan
                                 Title:    Trustee